Exhibit 99.1
Contact: Troy D. Cook
Executive Vice President &
Chief Financial Officer
913-327-3109

NPC INTERNATIONAL, INC. LAUNCHES CASH TENDER OFFER
AND CONSENT SOLICITATION FOR ITS OUTSTANDING
SENIOR SUBORDINATED NOTES DUE 2014

Overland Park, Kansas (November 29, 2011) – NPC International, Inc. (the “Company”), announced today that in connection with the previously announced acquisition by NPC International Holdings, Inc., a Delaware corporation, of all the outstanding membership interests of NPC Acquisition Holdings, LLC, which owns all of the outstanding capital stock of the Company (the “Acquisition”), it is commencing a cash tender offer to purchase any and all of its outstanding $175.0 million aggregate principal amount of 9 ½% senior subordinated notes due 2014 (CUSIP No. 629360AB4).  The tender offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, dated November 29, 2011.  The tender offer is scheduled to expire at 12:01 am, New York City time, on December 28, 2011, unless extended by the Company in its sole discretion (such time and date, as the same may be extended, the “Expiration Time”) or earlier terminated.

In conjunction with the tender offer, the Company will be soliciting consents to proposed amendments to the indenture governing the notes.  The amendments would eliminate substantially all restrictive covenants and certain events of default and shorten the minimum period required to deliver notice of redemption of the notes to holders from 30 days to three days.

Holders that tender their notes will be required to consent to the proposed amendments, and holders that consent to the proposed amendments will be required to tender their notes.  Tenders of notes may be validly withdrawn and consents may be validly revoked at any time prior to 5:00 p.m., New York City time, on December 12, 2011, unless extended by the Company in its sole discretion (such time and date, as the same may be extended, the “Withdrawal Deadline”).  Tenders of notes and deliveries of consents made but not validly withdrawn prior to and tenders of notes and deliveries of consents made after, in each case, the Withdrawal Deadline may not be validly withdrawn or revoked unless the Company is required by law to permit withdrawal.

The total consideration offered is an amount, paid in cash, equal to $1,027.50 for each $1,000 principal amount of the notes validly tendered and accepted for purchase, plus accrued and unpaid interest to, but not including, the applicable Settlement Date (as defined below).  The total consideration includes a consent premium of $27.50 for each $1,000 principal amount of notes accepted for purchase that were validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on December 12, 2011, unless extended by the Company in its sole discretion (such time and date, as the same may be extended, the “Consent Deadline”).  Holders that tender their notes after the Consent Deadline but prior to the Expiration Time will be eligible to receive $1,000.00 for each $1,000 principal amount of notes validly tendered and accepted for payment, plus accrued and unpaid interest to, but not including, the applicable Settlement Date.

The initial settlement date for the tender offer will be promptly following both the Consent Deadline and the satisfaction or waiver of the conditions to consummation of the tender offer and the consent solicitation described below (the “Initial Settlement Date”).  The final settlement date for the tender offer will be promptly after the Expiration Time (the “Final Settlement Date”; each of the Initial Settlement Date and the Final Settlement Date, a “Settlement Date”).  The Company intends to finance the tender offer and pay the consent premium and related fees and expenses with the net proceeds from the Financing Transactions (as defined below), in combination with cash on hand.

The tender offer is conditioned upon: (i) the financing from one or more capital markets and bank financing transactions on terms satisfactory to the Company (the “Financing Transactions”), (ii) the execution and delivery of the supplemental indenture, which will implement the proposed amendments to the indenture governing the notes, and its becoming effective, (iii) the closing of the Acquisition and (iv) general conditions.  The exact terms and conditions of the tender offer and consent solicitation are specified in, and qualified in their entirety by, the Offer to Purchase and Consent Solicitation Statement and related materials that are being distributed to holders of the notes.

The Company has retained Barclays Capital Inc. and Goldman, Sachs & Co. to serve as the Dealer Managers for the tender offer.  Questions regarding the tender offer may be directed to Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect) and to Goldman, Sachs & Co. at (800) 828-3182 (toll free) and (212) 357-4692 (collect).  Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent and Tender Agent for the tender offer, and banks and brokers can call collect at (212) 269-5550, all others can call toll free at (800) 431-9645.

This press release is not an offer to purchase or a solicitation of consents, which may be made only pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and related materials and in accordance with applicable securities laws.  This press release shall not constitute a notice of redemption of the notes.

This press release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions, including the ability to satisfy the conditions to consummate the tender offer or to receive the requisite consents to amend the indenture governing the notes.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.  These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting the Company.  All forward-looking statements made in this news release are made as of the date hereof.  The Company does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.  Investors are cautioned not to place undue reliance on any forward-looking statements.